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                                                                  EXHIBIT (c)(4)



            TERMINATION, NONCOMPETITION AND MUTUAL RELEASE AGREEMENT



        THIS AGREEMENT dated December 20, 1999, by and between PLASMA-THERM, INC., a Florida corporation (the "Employer"), and Rondald S. Deferrari (the "Employee").

                                   WITNESSETH

        WHEREAS, the Employee is employed by the Employer under that certain Employment Agreement by and between Employer and Employee dated January 22, 1998 and subsequent amendments dated October 1, 1998 and July 19, 1999 (as amended, the "Employment Agreement") , until the date hereof; and

        WHEREAS, the Company is currently contemplating entering into an Agreement and Plan of Merger (the "Merger Agreement") with an affiliate of Oerlikon-Buhrle Holding AG and Balzers & Leybold (the "Bidder") pursuant to which the Bidder will make a tender offer (the "Tender Offer") for certain of the issued and outstanding shares of the Company (the "Shares"); and

        WHEREAS, in connection with the making of the Tender Offer the Bidder has requested that the Employment Agreement by and between the Employer and the Employee be terminated as set forth herein; and

        WHEREAS, the Employee was heretofore granted the right and option to purchase 560,000 shares of common stock of the Employer in accordance with certain Stock Option Agreements by and between Employer and Employee (the "Stock Options"); and

        WHEREAS, the Employee and the Employer have determined that it is in their mutual best interests to terminate their relationship as employee and employer as set forth herein; provided, however, that this Agreement shall only become effective if, and as of, the date on which the Bidder first accepts and pays for any Shares pursuant to the Tender Offer (the "Tender Offer Closing Date"); and

        WHEREAS, the Employer desires to assure itself of the Employee's continued noncompetition obligations pursuant to the terms hereof; and

        WHEREAS, the Employer and Employee desire to mutually release each other from any and all of their other obligations to each other (except for the noncompetition provisions contained in the Terminated Agreement which shall remain in full force and effect) in full and final settlement pursuant to the terms hereof.




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        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

         1. TERMINATION OF EMPLOYMENT RELATIONSHIP. The Employer and the Employee hereby agree to terminate their employment relationship; provided, however, that this Agreement shall only become effective if, and as of, the Tender Offer Closing Date.

         2. EXTENSION OF THE NONCOMPETE DURATION. The Employee hereby agrees that the noncompete provisions of Section 9 of the Employment Agreement shall remain in full force and is hereby modified such that the noncompete period shall be for a period of two years from the Tender Offer Closing Date.

         3. TREATMENT OF THE STOCK OPTIONS. Regardless of the terms contained in any prior stock option grant agreement, all of the Stock Options shall remain outstanding and shall be treated the same as all other outstanding stock options of the Company in accordance with the Merger Agreement.

         4. CONSIDERATION. In consideration for the Employee's covenants, the mutual release contained in this Agreement, the agreement as to the treatment of the Stock Options and the tendering of his resignation from any and all positions as an officer or director of the Employer, the Employer shall pay the Employee a sum of One million dollars ($1,000,000) payable in one lump sum payment, one day after the Tender Offer Closing Date.

             The Employee acknowledges that any violation by the Employee of the noncompete obligation as contained in this Agreement, will constitute a breach as mentioned in paragraph 13 hereinafter, and such breach will cause immediate and irreparable harm to the Employer. Therefore, the Employee consents that in connection with any threatened or actual violation of the Employee's noncompete obligations contained in this Agreement, the Employer shall be entitled to immediately stop its payments to the Employees hereunder and to offset any outstanding payment obligation with its own claim for damages suffered.

         5.  GENERAL MUTUAL RELEASE.

             a. Employee, on his own behalf and on behalf of his heirs and representatives, hereby releases and forever discharges Employer, along with its respective officers, directors, employees, assigns, successors, and representatives from all manner of civil actions, contract actions, tort actions, statutory actions, administrative actions, injuries, damages, loss of services, constitutional claims, charges of discrimination and claims for costs, expenses or attorney's fees which he had, has, or hereafter can, or may have against the Employer arising out of any event, act or occurrence




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                in any way based on the employment of the Employee by the
                Employer, including but not limited to any and all claims, damages or losses, known or unknown, directly or indirectly sustained by the Employee in connection with any matter arising out of their employment relationship, including those arising in connection with the Stock Options or other employee benefit programs.

             b. Employer, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges Employee, along with his heir, successors, and representatives from all manner of civil actions, contract actions, tort actions, statutory actions, administrative actions, injuries, damages, loss of services, constitutional claims, charges of discrimination and claims for costs, expenses or attorney's fees which it had, has, or hereafter can, or may have against the Employee arising out of any event, act or occurrence in any way based on the employment of the Employee by the Employer, including but not limited to any and all claims, damages or losses, known or unknown, directly or indirectly sustained by the Employer in connection with any matter arising out of their employment relationship; provided, however, that Section 9 of the Employment Agreement shall remain in full force and effect and is hereby modified such that the noncompete period shall be for a period of two years from the Tender Offer Closing Date.

         6. RETURN OF EMPLOYER'S PROPERTY. Simultaneously upon the effectiveness of this Agreement on the Tender Offer Closing Date, the Employee covenants that he will return any and all material records, designs, patents, business plans, financial statements, manuals, memoranda, lists, software and other property delivered to or compiled by the Employee by or on behalf of the Employer or its representatives, vendors or customers which pertain to the business of the Employer and acknowledges that such property is and shall remain the property of the Employer.

         7. NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

                      Ronald S. Deferrari
                      108 Ozona Drive
                      Palm Harbor, FL 34683




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If to Employer:

                      Plasma-Therm, Inc.
                      10050 16th Street North
                      St. Petersburg, Florida 33716
                      Attn: President
                      Facsimile: (727) 579-0801

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

         8. COMPLETE AGREEMENT. Employee has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Employer and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         9. EXPENSES INCURRED IN CONNECTION WITH THE ENFORCEMENT OF THIS AGREEMENT. The Employer and the Employee shall be entitled to reimbursement for any costs, including legal fees, incurred in connection with the enforcement of the this Agreement.

         10. CHANGE IN CONTROL. Employee understands and acknowledges that the Employer may be merged, sold, or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Employer.

         11. MISCELLANEOUS. This Agreement shall be binding upon, and inure to the benefit of, the Employer, its respective successors and assigns, and the Employee and his heirs, executors, administrators and legal representatives. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreements shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Florida. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one and the same instrument.




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         12. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party.

         13. DEFAULT AND CURE PERIOD. In the event of a breach by either party of the terms of this Agreement, the nonbreaching party will give prompt written notice of such breach to the other and afford the breaching party 10 days from receipt of such notice to cure such breach.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


PLASMA-THERM, INC.,
a Florida corporation
("Employer")

By:  Stacy L. Wagner
Its: Chief Financial Officer, Treasurer
     and Corporate Secretary

/s/ Ronald S. Deferrari
-----------------------
Ronald S. Deferrari
("Employee")



















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